Monaker Group, Inc. 8-K

Exhibit 99.1

To Management

Monaker Group, Inc.

2690 Weston Road, Suite 200

Weston, FL 33331

Management is responsible for the accompanying consolidated financial statements of Monaker Group, Inc. (a corporation), which comprise the consolidated balance sheet as of January 31, 2018, and the related consolidated statement of operations for the month then ended in accordance with accounting principles generally accepted in the United States of America.

We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. We did not audit or review the financial statements nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. Accordingly, we do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.

Management has elected to omit substantially all the disclosures and the consolidated statement of cash flows required by accounting principles generally accepted in the United States of America. If the omitted disclosures and the statement of cash flows were included in the financial statements, they might influence the user’s conclusions about the Company’s financial position, results of operations, and cash flows. Accordingly, the financial statements are not designed for those who are not informed about such matters.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
February 5, 2018

7600 West Tidwell, Suite 501 * Houston, Texas 77040 * TEL (713) 800-4343 * FAX (713) 456-2408

Monaker Group, Inc. and Subsidiaries

Consolidated Balance Sheet
(Unaudited)

January 31,
2018

Assets
Current Assets
Cash	$2,068,609
Notes receivable	750,000
Security deposits	15,000
Prepaid expenses and other current assets	7,645
Total current assets	2,841,254

Note receivable	2,900,000
Website Development costs and intangible assets, net	2,671,747
Deposit	900,000
Land	600,000
Total assets	$9,913,001

Liabilities and Stockholders' Deficit
Current Liabilities
Line of Credit	$1,193,000
Accounts payable and accrued expenses	411,299
Derivative liability	54,000
Other current liabilities	48,575
Total current liabilities	1,706,874

Deferred gain	2,900,000
Total liabilities	4,606,874

Stockholders' deficit Common stock, $.00001 par value; 500,000,000 shares authorized;
20,358,284 shares issued and outstanding at January 31, 2018	204
Additional paid-in-capital	110,774,166
Accumulated deficit	(105,468,243)
Total stockholders' equity	5,306,127
Total liabilities and stockholders' equity	$9,913,001

See accountants’ report

Monaker Group, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

For the month ended
January 31,
2018
Revenues
Travel and commission revenues	$—
Total revenues	—

Operating expenses
Salaries and benefits	112,760
General and administrative	30,489
Technology and development	22,225
Selling and promotions expense	500
Total operating expenses	165,974

Operating loss	(165,974)

Other income (expense)
Interest expense	(5,658)
Total other income (expense)	(5,658)
Net loss	$(171,632)

See accountants’ report